EX. 99.1
PRESS RELEASE ISSUED BY COVAD COMMUNICATIONS GROUP, INC.
DATED JULY 16, 2003

Covad News Media Contact	Covad Investor Relations Contact

Kathleen Greene 408-616-6976 kgreene@covad.com	Susan Crawford 408-434-2130 InvestorRelations@covad.com

COVAD ANNOUNCES SECOND QUARTER OPERATING STATISTICS

Net Lines in Service Increased 9% to More Than 453,000

Santa Clara, Calif. (July 16, 2003) - Covad Communications, (OTCBB: COVD) today announced certain operating statistics as of June 30, 2003.

•	Covad added over 36,000 net lines during the second quarter, bringing total lines in service on June 30, 2003 to more than 453,000 lines, a nine percent increase since March 31, 2003. Total lines in service have grown 72,000, or 19 percent, since the December 31, 2002 year-end total of 381,000 lines.

•	Net customer disconnections, or churn, averaged approximately 3.4 percent in the second quarter compared to approximately 3.3 percent in the first quarter of 2003. During the second quarter of 2003 Covad changed how it calculates churn to exclude cancellations in the first 30 days after a line is in service. The previously reported churn for the first quarter of 2003 was approximately 3.6 percent.

•	Covad ended the second quarter of 2003 with $154.6 million in cash, cash equivalents and short-term investments. Second quarter of 2003 net usage of cash, cash equivalents and short-term investments was approximately $23.2 million, a $5.0 million reduction from $27.3 million in the first quarter of 2003. Included in the second quarter of 2003 cash usage was $3.75 million for rights to acquire approximately 23,000 Qwest subscribers that are scheduled to be migrated in the third quarter of 2003 and are not included in the second quarter line count.

“Our second quarter operating results demonstrate the momentum we have generated over the past nine months and are evidence of our success in executing our business plan,” said Charles E. Hoffman, Covad president and CEO. “Our growth is fueled by our efficient nationwide network, which enables us to keep improving the quality of our service and competitive pricing to the marketplace. We continue to work relentlessly to provide a full-value broadband experience to our partners and customers alike.”

Covad will issue complete second quarter 2003 financial and operational statistics by late July or early August.

About Covad Communications

Covad is a leading national broadband service provider of high-speed Internet and network access utilizing Digital Subscriber Line (DSL) technology. It offers DSL, T1, managed security, IP and dial-up services and bundled voice and data services directly to end users and to Internet Service Providers, value-added resellers, telecommunications carriers and affinity groups to small and medium-sized businesses and home users. Covad’s network currently serves 96 of the top Metropolitan Statistical Areas (MSAs) and covers more than 40 million homes and businesses or approximately 45 percent of all US homes and businesses. Corporate headquarters is located at 3420 Central Expressway, Santa Clara, CA 95051. Telephone: 1-888-GO-COVAD. Web Site: www.covad.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of
1995:

The statements contained in this press release that are not historical facts are “forward-looking statements,” including Covad’s ability to improve the quality of its service and provide competitive pricing and the statements made by the president and CEO and the assumptions underlying such statements. Actual events or results may differ materially as a result of risks facing Covad or actual results differing from the assumptions underlying such statements. Such risks and assumptions include, but are not limited to, future FCC rulemaking, the terms and interpretations of the decision announced February 20, 2003 by the FCC, Covad’s ability to continue as a going concern, to continue to service and support its customers, to successfully market its services to current and new customers, to manage the consolidation of sales to a fewer number of wholesale customers, to successfully migrate end users, Covad’s ability to generate customer demand, to achieve acceptable pricing, to respond to competition, to develop and maintain strategic relationships, to manage growth, to receive timely payment from customers, to access regions and negotiate suitable interconnection agreements, all in a timely manner, at reasonable costs and on satisfactory terms and conditions, as well as regulatory, legislative, and judicial developments and the absence of an adverse result in litigation against Covad. Covad disclaims any obligation to update any forward-looking statement contained in this press release. All forward-looking statements are expressly qualified in their entirety by the “Risk Factors” and other cautionary statements included in Covad’s SEC Annual Report on Form 10-K for the year ended December 31, 2002 and the 10-Q for the quarter ended March 31, 2003, along with Current Reports on Form 8-K filed from time to time with the SEC.